UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2012

Cytomedix, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	01-32518	23-3011702
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

209 Perry Parkway, Suite 7, Gaithersburg, MD 20877

(Address of Principal Executive Office) (Zip Code)

240-499-2680

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On June 7, 2012, the Board of Directors of Cytomedix, Inc., a Delaware corporation (the "Company"), following the review and recommendation of the Compensation Committee of the Board, adopted the following changes to the compensation of the following named executives of the Company (the salary increases will go in effect as soon as practicable, subject to the Company’s payroll practices):

•	Martin Rosendale, Chief Executive Officer, Director - to (i) increase his base annual salary from $300,000 to $350,000, and (ii) as a part of the 2012 special bonus in recognition of, among other things, the completion of the Aldagen acquisition, grant a $50,000 cash bonus,
•	Andrew Maslan, Chief Financial Officer - to (i) increase his base annual salary from $200,000 to $250,000, and (ii) as a part of the 2012 special bonus in recognition of, among other things, the completion of the Aldagen acquisition, grant a $32,000 cash bonus, and
•	Edward L. Field, Chief Operating Officer – also, as a part of the 2012 special bonus in recognition of, among other things, the completion of the Aldagen acquisition, grant a $15,000 cash bonus.

The Board, also upon review and recommendation of the Compensation Committee, adopted the following changes to the Board member compensation: (1) to increase compensation for the services of the Chairman of the Board and the Chairman of the Audit Committee from $30,000 to $35,000 per annum, (2) to increase compensation for the services of the Chairmen of the Compensation and Nominating and Corporate Governance Committees, respectively as well as for those of the Presiding Director, from $27,000 to $30,000 per annum, (3) to increase compensation for the services of all other Board members from $22,000 to $25,000 per annum. With respect to Messrs. Hohnke, Kent and Del Guercio (the most recent additions to the Board), director cash compensation changes will apply retroactively as of February 8, 2012.

Item 9.01	Exhibits

NA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cytomedix, Inc.

By:	/s/ Martin P. Rosendale
Martin P. Rosendale Chief Executive Officer

Date: June 13, 2012